Exhibit 99.1

Unigene Reports Second Quarter 2011 Financial Results

-Company continues solid execution of turnaround strategy-
-Completed patient enrollment of oral PTH Phase 2 study; top-line results expected before year end-
-Validated Biotechnologies Strategic Business Unit via the commencement of multiple oral peptide delivery feasibility studies and the signing of a Manufacturing and Clinical Supply Agreement with Cara Therapeutics-

August 8, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced second quarter financial results for the period ended June 30, 2011. The Company highlighted significant progress achieved in the second quarter with the continued execution of its turnaround strategy.

Second Quarter 2011 Financial Summary
Unigene announced net loss of $0.09 per share for the three months ended June 30, 2011. Cash at June 30, 2011 was $9.1 million.  The Company’s current cash projections are expected to be sufficient to fund its business operations into the second half of 2012.

Second Quarter 2011 Highlights
•	Completed patient enrollment in Phase 2 oral PTH study for the treatment of osteoporosis in postmenopausal women and receipt of $4 million milestone payment from GSK;
•
Validated Biotechnologies strategy with signing of Manufacturing and Clinical Supply Agreement with Cara Therapeutics for Phase 1 study of novel kappa receptor agonist and the commencement of several new feasibility studies;

•	Monetized non-core asset with the termination of China Joint Venture;
•	Presented positive advanced preclinical data for UGP281, a potent orally delivered anorexigenic peptide; and
•	Increased support for Tarsa in preparation for oral calcitonin NDA submission with $1.5 million investment.

Ashleigh Palmer, Unigene’s President and CEO stated, "I am delighted with our continued progress and believe we made great strides during the second quarter towards completing a successful turnaround.”  Palmer continued, “In the first half of the year, we laid a solid foundation to ensure the Company is well positioned to realize the full potential of multiple near-term game changing events.  Our ongoing goal is to continue the solid execution of our strategy and ensure 2011 will be a transformational year for Unigene.”

Unigene Biotechnologies Overview
During the fourth quarter of 2010, the Company launched Unigene Biotechnologies strategic business unit to target and exploit its industry-leading Peptelligence(TM) platform of peptide oral drug delivery and manufacturing assets, expertise and capabilities and build a robust portfolio of strategically partnered opportunities.  The Company’s business-to-business marketing initiatives and now fully established business development capabilities are generating near-term revenue from multiple ongoing feasibility studies evaluating our ability to orally deliver synthetic and natural peptides that should lay a solid foundation for potential high-value milestone and attractive royalty payments over the next 12-18 months in order to maximize shareholder value in the longer-term.

During the second quarter, the Unigene Biotechnologies strategy was validated by the signing of a Clinical Manufacturing Services Agreement with Cara Therapeutics, Inc.  Unigene will provide clinical supply material for Cara's Phase 1 study of investigational drug, CR845, a peripherally acting kappa opioid agonist being developed for the treatment of both acute and chronic pain. Cara's Phase 1 study is expected to begin in the second half of 2011.  Financial terms were not disclosed.

Unigene has already received strong validation of its recombinant manufacturing technology via the Company's out-licensing of its proprietary process to manufacture the active pharmaceutical ingredient in Novartis' oral calcitonin product candidate currently in active Phase 3 clinical trials for osteoporosis. Unigene expects that Novartis will announce Phase 3 osteoporosis trial results before year end.

Unigene Therapeutics Overview
Unigene is also focused on advancing its own pipeline of novel, proprietary peptide product candidates focused on metabolic disease and inflammation.

On December 10, 2010, Unigene entered into an amended and restated exclusive worldwide license agreement with GlaxoSmithKline (GSK) to develop and commercialize an oral formulation of a recombinantly produced experimental parathyroid hormone (PTH) analog for the treatment of osteoporosis in postmenopausal women. Under the terms of the amended and restated agreement, Unigene is responsible for the conduct of the Phase 2 study. The Company received an upfront payment of $4 million to cover costs associated with the Phase 2 study as well as an additional $4 million milestone payment described below.  Unigene is also entitled to receive approximately $140 million in additional payments based on the achievement of regulatory and commercialization milestones. In addition, Unigene is eligible to receive tiered double-digit royalties in the low-to-mid teens on global sales.

On April 27, the Company announced significant progress in completing patient enrollment of its Phase 2 oral PTH study and, as a result, received a $4 million milestone payment from GSK. Unigene expects to announce top-line Phase 2 results before the end of 2011. Once the Phase 2 study has been completed and based on a review of the data, GSK may elect to assume responsibility for all future development and commercialization of the product.

In 2009, Unigene licensed its late-stage oral calcitonin formulation to Tarsa Therapeutics, a venture financed company founded exclusively to conduct Phase 3 clinical testing and prepare Unigene's proprietary oral calcitonin formulation for commercialization. In February 2011, Tarsa completed the Phase 3 ORACAL study. On March 24, 2011 Unigene announced that the statistically significant top-line results released by Tarsa validate its proprietary oral peptide drug delivery technology. The ORACAL study achieved its primary endpoint and the results support Tarsa’s plans for a New Drug Application (NDA) submission to the Food and Drug Administration (FDA) targeted before the end of 2011. The study design and endpoints were agreed to with the FDA through a formalized Special Protocol Assessment (SPA) process. Tarsa also plans to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in the first half of 2012. The full set of data from the Phase 3 ORACAL trial has been accepted for an oral presentation at the American Society for Bone and Mineral Research (ASBMR) 2011 Annual Meeting in September.

Tarsa reported on July 12, 2011 that patient enrollment in an additional Phase 2 osteoporosis prevention trial has been completed for TAR01-201, a double-blind Phase 2 study comparing oral recombinant salmon calcitonin to placebo in approximately 120 postmenopausal women who have low bone mass (osteopenia) and are at increased risk of fracture. This proof-of-concept study is evaluating the ability of oral calcitonin to prevent osteoporosis and maintain bone mass in this population. Interim six-month data from this trial, which is being conducted entirely in the US, are expected to be available in early 2012.

On April 8, 2011, along with the founding investors of Tarsa Therapeutics, the Company entered into an agreement to purchase $1.5 million in convertible promissory notes and warrants from Tarsa to help fund Tarsa's business operations into the first half of 2012.  On July 12, Unigene entered into a subsequent agreement along with the founding investors of Tarsa to purchase a convertible promissory note in the amount of $1.3 million.  Unigene therefore maintained its 20% equity position in Tarsa on a fully diluted basis, subject to the potential for further dilution. The Company is also eligible to receive sales-related milestone payments and royalties on worldwide sales excluding China.  In addition, Tarsa selected Unigene to conduct the stability testing for its oral calcitonin and has agreed to pay Unigene $1.04 million for these services.  The stability testing results will be included in Tarsa’s NDA.

During the first quarter 2011, Unigene announced that it is accelerating the development of its lead proprietary anorexigenic peptide, UGP281, currently in advanced preclinical development. An anorexigenic peptide is one that diminishes or controls appetite and offers potential therapeutic benefit to morbidly obese patients.

During the second quarter, positive advanced preclinical results for UGP281 were presented at the American Diabetes Association (ADA) 71st Scientific Sessions.  UGP281 is a peptide hormone analog that shows an acute dramatic reduction in food intake in a rat model at low doses. The peptide has been produced by recombinant expression in E. coli and has also been formulated in enteric-coated capsules for oral delivery. The effect of UGP281 on food intake and body mass has been investigated in several preclinical studies. In a 20 day chronic dosing study, young rats injected daily with UGP281 at doses of 5 ug/kg and 20 ug/kg exhibited an immediate acute dose dependent reduction in food intake of 55% and 84%, respectively and a sustained weight loss relative to placebo of 5.7% and 8.8%, respectively. A placebo-controlled study in Beagle dogs with enteric-coated capsules containing UGP281 demonstrated a sustained weight reduction of >8% compared to placebo for a period of 5 weeks. In comparative studies at comparable concentrations, UGP281 demonstrates greater reductions in body weight than other peptide drugs currently in development. Based on the results to date, UGP281 was well tolerated and offers the potential of a patient friendly orally dosed peptide therapy for the management of obesity.

Unigene’s “Peptelligence™” core competence should allow UGP281 to be manufactured and delivered by way of the Company’s proprietary recombinant production and oral delivery technologies. Longer term oral studies with UGP281 in dog models are currently ongoing. Unigene expects to file an Investigational New Drug (IND) application with the FDA and initiate Phase 1 clinical studies in the first half of 2012.

Corporate Initiatives
On June 7, 2011, Unigene entered into a Termination Agreement and an Equity Sale and Purchase Agreement under which Unigene will sell its 45% equity interest in Unigene Biotechnology Co., Ltd. (the "China Joint Venture") to China Pharmaceutical Group Limited ("CPG") or one of its affiliates for an aggregate purchase price of up to $1,050,000, payable to Unigene in two installments, subject to the receipt of government approvals and other conditions. CPG and its affiliates are subsidiaries of Shijiazhuang Pharmaceutical Group Corporation ("CSPC"), which holds a leading position in China's pharmaceutical industry. In connection with the Termination Agreement, all technology licenses, sublicenses and other rights granted to the China Joint Venture and CPG have been returned to Unigene. The China Joint Venture was originally formed pursuant to a Joint Venture Contract dated June 15, 2000 between CSPC and Unigene.

Unigene has no further obligations to the China Joint Venture and all disputes previously reported in the Company's Securities and Exchange Commission (SEC) filings in connection with the China Joint Venture have been resolved to both parties' full satisfaction.

Additional Financial Results & Notes
Revenue for the three months ended June 30, 2011 was $2.5 million, compared to $3.0 million for the three months ended June 30, 2010. Revenue for both periods primarily consisted of Fortical sales and royalties which have declined since the launch of competitive products in December 2008.

Operating loss for the three months ended June 30, 2011 increased approximately $0.1 million, or 3%, to $3.1 million from $3.0 million and, for the six months ended June 30, 2011,  increased approximately $0.9 million, or 16%, to $6.7 million from $5.8 million for the corresponding periods in 2010, primarily due to decreased Fortical revenue.

Net loss for the three months ended June 30, 2011 increased approximately $4.8 million, or 133%, to $8.4 million from $3.6 million for the corresponding period in 2010. This was primarily due to non-cash items including our loss recognized on the sale of our interest in the China joint venture in the amount of $1.1 million, the Company’s write-down of its investment in Tarsa in the amount of $1.5 million, as well as the second quarter of 2010 gain on change in fair value of embedded conversion feature in the amount of $1.9 million.

Conference Call and Webcast Instructions
Unigene will host a conference call and live audio webcast today, Monday, August 8, 2011 at 11 a.m. EDT to discuss second quarter 2011 financial results.

Interested participants and investors may access the conference call at 11 a.m. EDT by dialing 800-322-5044 (U.S./Canada) or 617-614-4927 (international); participant code 93443578.  An audio webcast including a slide presentation can be accessed by logging on to the Investors and Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for seven days beginning at 2 p.m. EDT on August 8.  Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 40691926. The webcast replay will remain available in the Investors section of the Unigene Laboratories web site for 30 days.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin for the treatment of osteoporosis licensed to Tarsa Therapeutics, with an NDA filing expected before year end. Other validating relationships include an oral parathyroid hormone currently in Phase 2 and licensed to GlaxoSmithKline. In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
Email:  jthomas@unigene.com
Direct:  973-265-1107

Tables to follow

UNIGENE LABORATORIES, INC.
CONDENSED BALANCE SHEETS

	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$9,118,503	$12,200,800
Accounts receivable	702,789	1,553,091
Accounts receivable – Tarsa	315,297	186,263
Inventory, net	1,922,522	1,417,934
Prepaid expenses and other current assets	691,728	699,950
Due from former China joint venture partner	600,000	--
Total current assets	13,350,839	16,058,038
Noncurrent inventory	2,319,310	2,881,980
Property, plant and equipment, net	2,841,897	3,190,117
Patents and other intangibles, net	2,799,027	2,670,044
Investment in China joint venture	--	3,175,925
Investment in Tarsa	--	--
Deferred financing costs, net	140,375	181,457
Other assets	345,071	313,382
Total assets	$21,796,519	$28,470,943
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,234,019	$974,998
Accrued expenses	2,031,257	2,834,345
Current portion - deferred licensing fees	3,142,828	2,290,916
Current portion – deferred gain on sale/leaseback	116,760	--
Due to China joint venture partner	--	1,200,000
Notes payable – Levys	300,000	--
Total current liabilities	6,824,864	7,300,259
Note payable–Victory Park, net of discount of $5,577,412 in 2011 and $7,209,700 in 2010	27,422,588	25,790,300
Notes payable – Levys	14,437,518	14,737,518
Accrued interest –Victory Park and Levys	13,138,126	9,285,359
Accrued expenses, excluding current portion	162,296	162,296
Deferred licensing fees, excluding current portion	13,164,759	11,152,037
Deferred gain on sale/leaseback, excluding current portion	690,866	--
Deferred compensation	488,993	471,890
Total liabilities	76,330,010	68,899,659
Commitments and contingencies
Stockholders’ deficit:
Common Stock - par value $.01 per share, authorized 275,000,000 shares in 2011 and 2010; issued 92,681,832 shares in 2011 and 92,475,597 shares in 2010	926,818	924,756
Additional paid-in capital	130,200,936	129,227,058
Accumulated deficit	(185,661,245)	(170,580,263)
Treasury Stock – at cost (26,650 shares in 2010)	--	(267)
Total stockholders’ deficit	(54,533,491)	(40,428,716)

Total liabilities and stockholders’ deficit	$21,796,519	$28,470,943

UNIGENE LABORATORIES, INC.
       CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue:
Product sales	$646,173	$1,386,757	$1,293,488	$2,675,565
Royalties	405,029	905,724	919,226	1,684,867
Licensing revenue	705,162	312,690	1,267,851	625,380
Development fees and other	239,649	172,250	478,623	272,557
Tarsa revenue	473,039	250,892	635,673	302,446
	2,469,052	3,028,313	4,594,861	5,560,815

Operating expenses:
Research and development	2,098,159	1,634,057	4,519,287	3,365,436
Cost of goods sold	270,642	585,941	535,540	1,075,309
General and administrative	2,321,237	1,921,154	4,294,915	3,661,715
Unallocated facility expenses	849,116	768,435	1,599,173	1,564,580
Inventory reserve	--	--	--	576,021
Severance and other related expense	--	1,120,000	349,980	1,120,000
	5,539,154	6,029,587	11,298,895	11,363,061
Operating loss	(3,070,102)	(3,001,274)	(6,704,034)	(5,802,246)

Other income (expense):
Gain (loss) on change in fair value of embedded conversion feature	--	1,909,000	--	(8,125,000)
Debt issuance cost	--	--	--	(2,007,534)
Interest and other income	23,359	1,554	51,054	19,572
Interest expense	(2,797,860)	(2,595,646)	(5,534,076)	(4,118,486)
(Loss) gain from investment in China joint venture	(1,073,071)	42,578	(1,375,926)	83,830
Loss on investment in Tarsa	(1,518,000)	--	(1,518,000)	--
Loss before income taxes	(8,435,674)	(3,643,788)	(15,080,982)	(19,949,864)
Income tax benefit from sale of state tax benefit	--	--	--	359,357
Net loss	$(8,435,674)	$(3,643,788)	$(15,080,982)	$(19,590,507)

Loss per share – basic and diluted:
Net loss per share	$(0.09)	$(0.04)	$(0.16)	$(0.21)

Weighted average number of shares outstanding - basic and diluted	92,534,316	91,822,915	92,497,652	91,798,187